Exhibit 10.1
Transition and Separation Agreement

This Transition and Separation Agreement (the “Agreement”) is made and entered into as of June 3, 2026 by and between DeEtte Gray (the “Executive”) and CACI International Inc (the “Company”).

WHEREAS, Ms. Gray, the President of U.S. Operations, has informed the Company of her intent to retire effective as of June 30, 2026; and

WHEREAS, the Company desires to utilize the services of the Executive from July 1, 2026, through December 31, 2026, for purposes of supporting U.S. operations; and

WHEREAS, at the Company’s request, the Executive has agreed to remain an employee in the position of Strategic Advisor between July 1, 2026 and December 31, 2026, in order to facilitate the transition from her leadership role of U.S. operations and to do such other tasks as may be requested by the Chief Executive Officer; and

WHEREAS, the Executive and the Company wish to provide for the terms of the Executive’s transition of duties with the Company; and

WHEREAS, the Executive and the Company wish to provide for compensation arrangements during the period of Executive’s continued employment pursuant to the Company’s normal course compensation arrangements.

NOW, THEREFORE, in consideration of the mutual promises contained within this Agreement, the Executive and the Company agree as follows:

1.Position Cessation. The Executive will cease her position as President, U.S. Operations effective June 30, 2026, and the Executive’s position as an officer of any of the Company’s subsidiaries or affiliates expires as of June 30, 2026. The executive shall execute any documents requested by the Company to confirm the foregoing.

2.Continued Employment. The Company and the Executive agree that the Executive will continue as an employee of the Company with the title of “Strategic Advisor” reporting to the Chief Executive Officer or his designee on all matters from July 1, 2026 through December 31, 2026 (the “Transition Period”). Effective as of December 31, 2026, the Executive will retire from her employment with the Company.

3.Strategic Advisor. To ensure operational continuity and the preservation of key customer and partner relationships, the Executive’s duties (the “Transition Duties”) during the Transition Period shall specifically include, but are not limited to, the following:

(a)Program Operations. Advise executive leadership on the operational execution, financial management, and risk mitigation of critical legacy defense and intelligence programs, ensuring no disruption to government customer deliverables;

(b)Capture and Bid Strategy. Provide strategic guidance, historical context, and pricing strategy reviews on active and pending pipeline opportunities, including major outstanding recompetes and task order proposals;

(c)Relationship Continuity. Facilitate the orderly transition of executive level relationships with key U.S. Government customers, agency stakeholders, contracting officers, and teaming partners.

(d)Classified Program Support. Maintain current active security clearances as necessary to provide advisory support, upon request, on restricted or classified programs that the Executive previously oversaw.

(e)Time Commitment. The Executive shall be required to provide up to 40 hours of advisory services per month during the Transition Period. The parties agree that this level of service constitutes a bona fide, ongoing employment requirement.

4.Performance of Duties. During her tenure as Strategic Advisor, the Executive shall perform the Transition Duties in her best judgment and in accordance with the policies, procedures and practices of the Company, including the Company’s Standards of Ethics and Business Conduct. Compliance with these policies, procedures and practices is consideration and a precondition for any payments to be made under this Agreement.

5.Compensation. During the Transition Period, the Executive shall be entitled to the following compensation and benefits in her role as Strategic Advisor:

(a)Base Salary. During her tenure, the Executive shall receive a base salary at an annual rate of $763,497, payable in accordance with the Company’s payroll practices.

(b)Transition Bonus. Subject to (i) the Executive’s continued performance of the Transition Duties to the reasonable satisfaction of the Company through December 31, 2026 and (ii) the Executive’s timely execution and non‑revocation of the Second Release described in Section 11, the Executive shall continue to participate in the Company’s Annual Bonus Plan at a rate equal to fifty percent of base salary (the “Transition Bonus”). The Transition Bonus earned pursuant to this Section shall be paid pursuant to the provisions of CACI’s Annual Bonus Plan.

(c)Transition RSU Grant. Subject to the terms of the Company’s 2025 Incentive Compensation Plan, including but not limited to the noncompete provision, on June 30, 2026, the Company shall grant to the Executive a Restricted Stock Unit Award with a grant date fair value of One Million Dollars ($1,000,000) (the “Transition Award”) based on the grant methodology generally used by the Compensation Committee of the Board of Directors. The Executive will not receive an equity grant in October 2026, and the value of the Transition Award is substantially less than the value of the equity grant that Executive has received in prior years. The Transition Award shall vest in equal installments on the first, second and third anniversaries of the grant date (each, a “Vesting Date”). Such award shall be subject to the Executive’s execution of the Company’s standard form of grant agreement. In each case subject to (w) the Executive’s continued satisfactory performance of the Transition Duties to the reasonable satisfaction of the Company, (x) the Executive’s continued compliance with this Agreement, (y) execution and non‑revocation of the Second Release, and (z) the Executive’s continuous, strict compliance with the restrictive and other post-employment covenants set forth in any employment agreement, equity award agreement or any other agreement with the Company or any of its affiliates. If the Company reasonably determines that the Executive has breached any restrictive covenant at any time during the three-year vesting period, all unvested shares of the Transition Award shall immediately be forfeited and cancelled without consideration, and the Company shall have the right to claw back the value of any shares that vested. All outstanding long-term incentive awards previously granted to the Executive shall continue in effect during the Transition Period subject to the same vesting and other terms and conditions under the applicable award agreements, with the Executive’s service during the Transition Period credited as service for all purposes thereof.

(d)Benefits. During her tenure as Strategic Adviser, the Executive shall continue to be eligible to participate as an employee in the savings, health, disability and life insurance benefits plans and programs in which she is currently a participant, subject to the terms thereof.

6.Release of Claims. As consideration for the payments and benefits to be provided by the Company to the Executive hereunder, the Executive agrees for the Executive and for the Executive’s heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations and each of their affiliated entities, together with each of their respective agents, officers, employees, directors, insurers, benefit plans and attorneys, from, and to waive any and all rights with respect to all manner of known claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, which the Executive ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date Executive executed this Agreement, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to the Executive’s employment or changes in the Executive’s employment relationship with the Company, including the Executive’s separation, termination, resignation or retirement therefrom; (ii) all claims and rights for additional compensation or benefits of whatever nature (including for any welfare or pension benefits pursuant to any plan maintained or sponsored by the Company); (iii) any claim under any contract including for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (iv) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) all claims under any employment agreement by and between the Executive and the Company. Provided, however, this Release shall not (i) include any claims relating to the obligations of the Company under this Agreement, (ii) operate to release the Executive’s ownership of any common stock of the Company or rights provided to the Executive in connection with equity awards issued to the Executive prior to the date hereof; or (iii) affect any of Executive’s vested and accrued rights as a participant in any Company tax-qualified defined benefit or defined contribution plan.

7.Early Termination of Transition Period. Notwithstanding any other provision of this Agreement to the contrary, the Transition Period and the Executive’s employment hereunder may be terminated prior to December 31, 2026 under the following circumstances:

(a)     Termination for Cause. The Company may immediately terminate the Executive’s employment and the Transition Period at any time for “Cause.” For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in the Executive’s Performance Restricted Stock Unit and Restricted Stock Unit Agreements. In the event of a termination for Cause, the Executive shall be entitled only to her accrued and unpaid Base Salary. She shall immediately forfeit any right to the Transition Bonus, all unvested equity awards, including the Transition Award, shall be cancelled without consideration, and she shall not be eligible for any severance benefits under the Company’s Separations and Layoff Policy (the “Severance Policy”)

(b)     Voluntary Resignation. The Executive may voluntarily resign from her position as Strategic Advisor prior to December 31, 2026 upon fifteen (15) days’ written notice. In the event of such voluntary early resignation, the Transition Period shall end, the Executive shall forfeit the Transition Bonus and Transition Award, and she acknowledges she shall not be eligible for any benefits or payments under the Company’s Severance Policy.

8.Return of Company Property. Within five (5) business days after December 31, 2026, (or the Executive’s earlier termination of employment), the Executive shall return to the Company all Company documents (and all copies thereof) and other Company property in the Executive’s possession, custody, or control. In addition, if the Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after December 31, 2026 or such earlier date in the event Executive resigns prior to December 31, 2026, the Executive must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and the Executive agrees to provide the Company access to the Executive’s system, as requested, to verify that the necessary copying and deletion is complete.

9.Cooperation. During the Transition Period, the Executive agrees to cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into the Executive’s possession during the Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with the Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse the Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation. Nothing in this Section shall require the Executive to provide cooperation that would unreasonably interfere with any subsequent employment or consulting arrangements.

10.Confidentiality and Non-Disparagement. The Executive acknowledges and agrees that, during the Transition Period and thereafter, the Executive shall continue to comply fully with all confidentiality, non‑disclosure, proprietary information, non‑disparagement, and related obligations applicable to the Executive under (i) the Executive’s employment agreement and any other agreements the Executive has previously executed with the Company, (ii) the Company’s Standards of Ethics and Business Conduct, as updated from time to time, and (iii) all other applicable Company policies and procedures governing confidential information, business conduct, and professional communications. Nothing in this Agreement is intended to modify, limit, or supersede any such existing obligations, all of which shall remain in full force and effect.

11.Second Release of Claims. The Company’s obligation to pay the Transition Bonus and Transition Award described in Section 5 is strictly contingent upon the Executive executing, delivering to the Company, and not revoking a second general release of claims (the “Second Release”).

(a)Delivery and Form: The Company shall deliver the final form of the Second Release to the Executive on or within three (3) business days following December 31, 2026.

(b)Execution and Revocation Period: The Executive must execute and return the Second Release to the Company within twenty-one (21) days following her receipt of the document. The Executive shall have seven (7) days following execution to revoke the Second Release.

(c)Forfeiture. If the Executive fails to execute the Second Release within the prescribed timeframe, or exercises her right to revoke it, the Executive shall immediately forfeit any right to the Transition Bonus and Transition Award, and any unvested long-term incentive or equity awards shall immediately be forfeited and cancelled without consideration in accordance with the terms of their respective award agreements.

12.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its provisions governing conflicts of law. Any dispute concerning this Agreement shall be determined by binding arbitration under the JAMS rules for arbitrating disputes.

13.Severability. If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Voluntary Agreement. The Executive hereby represents that the Executive has carefully read and completely understands the provisions of this Agreement and that Executive has entered into this Agreement voluntarily and without any coercion whatsoever, and in order to receive benefits that are not otherwise owed to the Executive by the Company. The Executive represents that she has been advised in writing of her right to secure counsel to assist in her reviewing this Agreement, that she has had sufficient time to review carefully each of the provisions hereto with her counsel, and that her execution hereof is the product of her own free will and volition. The Company hereby represents that it has entered into this Agreement voluntarily and that due corporate authority has been obtained for entry into this Agreement.

15.Acknowledgement of Waiver of Rights. Executive acknowledges that Executive’s waiver of rights and claims under this Agreement includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by the release set forth in Section 6 are made knowingly and voluntarily. Executive acknowledges that she has been given a period of at least twenty-one (21) days to consider the provisions of the release stated above, and to consult with her attorney, accountant, tax advisor, spouse or other person prior to making a decision to sign this document. The Executive further acknowledges that the Company has not pressured or coerced the Executive to execute this Agreement prior to the expiration of 21 days from the date it was furnished to the Executive and that any decision to execute this Agreement prior to such time has been made freely and voluntarily.

16.Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and shall be construed and interpreted in a manner consistent with such intent. For purposes of Section 409A, the parties intend and mutually agree that the elimination of Executive’s position as President, U.S. Operations and transition to the role of Strategic Advisor on July 1, 2026, shall not constitute a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) and the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform during the Transition Period will remain at a level that is greater than twenty percent (20%) of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) month period. With respect to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits shall not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the year in which the Executive incurs the expense.

17. Entire Agreement. This Agreement, together with any agreements incorporated by reference herein, contains the entire agreement between the Company and Executive and supersedes all prior agreements relating to the subject matter hereof, except as expressly referred to herein, and may be changed only by a writing signed by the parties hereto.

18.Right to Revoke; Effective Date. The Executive may revoke this Agreement at any time within seven (7) days following the date of her execution of this Agreement (the “Revocation Period”). Any revocation within this period must be submitted, in writing, to J. William Koegel, Jr., Executive Vice President, General Counsel and Secretary. The revocation must be personally delivered or mailed and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable, and no benefits or compensation contingent upon this Agreement shall be provided, until the Revocation Period has expired without the Executive having exercised her right of revocation (the “Effective Date”).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CACI International Inc

By: /s/ J. William Koegel, Jr.
Name: J. William Koegel, Jr.
Title: Executive Vice President, General Counsel & Secretary

EXECUTIVE

By: /s/ DeEtte Gray
Name: DeEtte Gray